Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report related to the combined consolidated statements of income and retained earnings and of cash flows of Godwin Pumps of America, Inc. and Godwin Holdings, Ltd. and subsidiary for the period January 1, 2010 to August 2, 2010, dated June 13, 2011, appearing in the Registration Statement on Form 10 of Xylem Inc. filed July 11, 2011, as amended.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
October 28, 2011